UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

October 7, 2022

Date of Report (Date of earliest event reported)

CABALETTA BIO, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-39103	82-1685768
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2929 Arch Street, Suite 600, Philadelphia, PA	19104
(Address of principal executive offices)	(Zip Code)

(267) 759-3100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.00001 per share	CABA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On October 7, 2022, Cabaletta Bio, Inc. (the “Company”) entered into an Exclusive License Agreement (the “Agreement”) with Nanjing IASO Biotherapeutics Co., Ltd. (“IASO”). Pursuant to the Agreement, the Company received an exclusive, worldwide license under certain IASO intellectual property to use a novel clinical-stage anti-CD19 binder to develop, manufacture, commercialize and otherwise exploit T cell products directed to CD19 for the purpose of diagnosis, prevention or treatment of any autoimmune or alloimmune indications in humans. As partial consideration for the exclusive license, IASO will receive an upfront payment of $2.5 million. IASO is also eligible to receive up to mid double digit millions in milestone payments based upon the achievement of specified pre-clinical, development and regulatory milestones, and up to an additional low triple digit millions in milestone payments based upon achievement of specified sales milestones, for a total consideration, inclusive of the upfront payment, of up to $162 million, along with tiered mid-single digit royalties on future net sales for licensed products that may result from the Agreement. IASO has the right of first negotiation if the Company desires to grant a third party an exclusive license to develop, manufacture, commercialize or otherwise exploit the licensed products in the Greater China region. Pursuant to the Agreement, each of IASO and the Company have agreed, subject to certain exceptions, to refrain from engaging in certain competitive activities with respect to certain programs. The Company also may sublicense through multiple tiers the rights granted to it by IASO under the Agreement at any time and, however, it must pay IASO a low double-digit percentage of any revenue obtained from sublicenses or options to third parties, subject to certain customary exclusions. The Agreement will continue on a country-by-country, licensed product-by-licensed product basis until the expiration of the royalty term as identified in the Agreement, unless earlier terminated. Each of the Company and IASO may terminate the Agreement for a material, uncured breach or insolvency of the other party. The Company may also terminate the Agreement at will upon advance written notice and in the event IASO rejects the Agreement due to bankruptcy-related matters. IASO may also terminate the Agreement if the Company fails to achieve certain specified diligence milestones in a timely manner and/or if the Company commences any patent challenges with respect to the patents and patent applications relating to the licensed sequence, in each case upon advance written notice.

The foregoing description of the terms of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022.

Item 7.01	Regulation FD Disclosure.

On October 11, 2022, the Company posted to the “Investors & Media” section of the Company’s website at www.cabalettabio.com an updated corporate presentation providing a corporate overview and updated development plan (the “Corporate Presentation”). A copy of the Corporate Presentation is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 7.01 of this Current Report on Form 8-K.

On October 11, 2022, IASO issued a press release announcing the exclusive license granted to the Company (the “IASO Press Release”). A copy of the IASO Press Release is attached hereto as Exhibit 99.2 and is incorporated by reference into this Item 7.01 of this Current Report on Form 8-K.

The information contained in Item 7.01 of this Current Report on Form 8-K is being furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01	Other Events.

On October 11, 2022, the Company issued a press release announcing CABA-201, a newly designed product candidate, which is a fully-human CD19 chimeric antigen receptor containing a 4-1BB co-stimulatory domain. The Company has obtained an exclusive, worldwide license for the CD19 binder in CABA-201, in-licensed from IASO pursuant to the Agreement described in Item 1.01. In addition, the Company announced that it has established an exclusive translational research partnership with Professor Georg Schett, a global leader in the application of CD19-targeting cell therapies in autoimmunity, to generate additional translational data and clinical insights from his ongoing clinical studies. A copy of the full text of the press release referenced above is filed as Exhibit 99.3 to this Current Report on Form 8-K and is incorporated herein by reference into this Item 8.01 of this Current Report on Form 8-K.

On October 7, 2022 the U.S. Food and Drug Administration granted Orphan Drug Designation for MuSK-CAART, or muscle-specific kinase (“MuSK”) chimeric autoantibody receptor T (“MuSK-CAART”) cells, for the treatment of MuSK myasthenia gravis.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Cabaletta Bio, Inc. Corporate Presentation, dated October 11, 2022, furnished herewith.

99.2	Press Release issued by IASO on October 11, 2022, furnished herewith.

99.3	Press Release issued by the registrant on October 11, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CABALETTA BIO, INC.

Date: October 11, 2022	By:	/s/ Steven Nichtberger
Steven Nichtberger, M.D.
President and Chief Executive Officer